U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
August 19, 2005

Commission File Number 0-50087

VETERINARY PET SERVICES, INC.
(Exact name of registrant as specified in its charter)

California	95-3538503
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

3060 Saturn Street, Brea, California	92821
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code (714) 989-0555

Items 8.01 Other Events

On August 19, 2005 Veterinary Pet Services, Inc. (the “Company”) merged with and into its wholly-owned subsidiary, Veterinary Pet Insurance Company (“VPI”). VPI is the survivor of the merger. All outstanding shares of common stock of the Company have been converted into common stock of VPI in a one-for-one exchange. All outstanding options and warrants of the Company have been assumed on a one-for-one basis by VPI. There is no change to any option price or warrant price or duration as a result of the merger. The shares of VPI have the same rights, privileges and preferences as the shares of the Company prior to the merger. There is no dilution to any shareholder as a result of the merger. In connection with the merger, no shares have been purchased by the Company, VPI, or any third party. There also is no commission, selling or other expense paid or incurred with respect to the merger, other than accounting and legal fees and costs.

The Company is no longer a registrant under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is no longer subject to the periodic reporting requirements under Section 13 of the Exchange Act. However, the Company will remain fully regulated by the California Department of Insurance in accordance with the California Insurance Code.

As previously reported, the Company elected to effect the merger for two reasons. First, maintaining the Company as a public reporting company, including the compliance costs associated with the Sarbanes-Oxley Act of 2002, involves significant expenditures of time, resources and money. These resources are better spent promoting the Company’s business. Second, the common shares of the Company do not trade and are not listed for trading on any exchange or any inter-dealer quotation system. Hence, there is virtually no utility to the Company maintaining itself as a public reporting company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
VETERINARY PET SERVICES, INC.

Dated: August 23, 2005	/s/ JAMES W. CARNEY _______________________________ James W. Carney, acting Chief Executive Officer